      FOR IMMEDIATE RELEASE

     Hughes Network Systems, LLC Completes Exchange Offer

Germantown, Md., August 17, 2009—Hughes Network Systems, LLC (HUGHES) (the “Company”) today announced it has completed the exchange offer pursuant to which all outstanding $150,000,000 aggregate principal amount of the 9 1/2% Senior Notes due 2014 issued by the Company and its wholly owned subsidiary, HNS Finance Corp. (together, the “Issuers”) (the “Old Notes”), were tended for exchange into an equal aggregate principal amount of the Issuers’ 9 1/2% Senior Notes due 2014 that have been registered under the Securities Act of 1933, as amended (the “New Notes”).

The exchange offer expired at 5 p.m., New York City time, on August 14, 2009. Based on the information provided by Wells Fargo Bank, N.A., the exchange agent for the exchange offer, as of the expiration of the exchange offer, 100% of the outstanding aggregate principal amount of the Old Notes had been tendered for an equal aggregate principal amount of the New Notes. All Old Notes tendered were accepted for exchange and the exchange offer was consummated on August 17, 2009. The Old Notes are substantially identical to the New Notes for which they were exchanged, except that the New Notes are registered under the Securities Act of 1933, as amended, and, as a result, the transfer restrictions and registration rights provisions applicable to the Old Notes do not apply to the New Notes.

About Hughes Network Systems, LLC

Hughes Network Systems, LLC (HUGHES) is the global leader in providing broadband satellite networks and services for large enterprises, governments, small businesses, and consumers. HughesNet® encompasses all broadband solutions and managed services from Hughes, bridging the best of satellite and terrestrial technologies. Its broadband satellite products are based on global standards approved by the TIA, ETSI and ITU standards organizations, including IPoS/DVB-S2, RSM-A and GMR-1. To date, Hughes has shipped more than 1.9 million systems to customers in over 100 countries.

Headquartered outside Washington, D.C., in Germantown, Maryland, USA, Hughes maintains sales and support offices worldwide. Hughes is a wholly owned subsidiary of Hughes Communications, Inc. (NASDAQ: HUGH). For additional information, please visit www.hughes.com .

###

©2009 Hughes Network Systems, LLC. Hughes and HughesNet are registered trademarks of Hughes Network Systems, LLC. Other trademarks are the property of their respective owners.

Investor Relations Contact: Deepak V. Dutt                                          Media Relations Contact: Judy Blake
Vice President, Treasurer and Investor Relations Officer              Director, Marketing Communications
(301) 428-7010                                                                                           (301) 601-7330
deepak.dutt@hughes.com                                                                         judy.blake@hughes.com